EXHIBIT 99.1

Federal Trust Corporation

Announces Promotion

Sanford, Florida (PR Newswire) – January 28, 2005 - James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today the promotion of Mr. Stephen C. Green to President and Chief Operating Officer of Federal Trust Bank. Mr. Green, a veteran commercial banker, joined Federal Trust in September of 2000.

Mr. Suskiewich stated, “Steve has played a significant role in the drafting and implementation of the Bank’s strategic plan. He was the first of a number of managerial changes that we have made to enable Federal Trust to grow to the next level.” He went on to say, “The industry has an abundance of qualified executives from which to choose. The key, however, is to be able to select executives who have the organization’s best interests in mind and who are willing to work with others as part of a team in reaching defined goals and objectives. Steve is that kind of executive.”

Mr. Suskiewich concluded by saying, “We have carefully tied the company’s growth and expansion to our management resources, maintaining an emphasis on customer service and satisfaction. We expect to continue to strengthen our management team with qualified community bankers as we grow and build our franchise.”

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, an FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the company are located in Sanford, Florida. The company’s common stock is traded on the American Stock Exchange under the symbol “FDT.”

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street

Sanford, Florida 32771